Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181777

KBS LEGACY PARTNERS APARTMENT REIT, INC.
SUPPLEMENT NO. 18 DATED FEBRUARY 26, 2014
TO THE PROSPECTUS DATED MARCH 8, 2013

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated March 8, 2013, as supplemented by supplement no. 16 dated January 31, 2014 and supplement no. 17 dated February 19. 2014. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the acquisition and related financing of a 200-unit apartment complex located on approximately 2.8 acres of land in St. Louis, Missouri.
Acquisition of the Lofts at the Highlands
On February 25, 2014, we, through an indirect wholly owned subsidiary, purchased a 200-unit apartment complex (the “Lofts at the Highlands”) from Highlands Lofts, LLC. The seller is not affiliated with us or our advisors. The Lofts at the Highlands is located in St. Louis, Missouri on approximately 2.8 acres of land.
The purchase price of the Lofts at the Highlands was $41.8 million plus closing costs. We funded the acquisition of the Lofts at the Highlands through the assumption of the Lofts at the Highlands Mortgage Loan (defined below) and proceeds from our public offerings.
The Lofts at the Highlands was constructed in 2006 and is currently 80% occupied. The Lofts at the Highlands is comprised of 200 apartment units encompassing 246,612 rentable square feet.
Financing of the Lofts at the Highlands
On February 25, 2014, in connection with the acquisition of the Lofts at the Highlands, we assumed a U.S. Housing and Urban Development Section 221d(4) loan with a current balance of $32.0 million secured by the Lofts at the Highlands (the “Lofts at the Highlands Mortgage Loan”). The Lofts at the Highlands Mortgage Loan matures on August 1, 2052 and bears interest at a fixed rate of 3.40%. Monthly payments include principal and interest in the sum of $124,111.  We have the right to repay the loan in whole or in part subject to certain conditions and a fixed percentage prepayment premium which declines over time. The loan is fully assumable by a subsequent purchaser of the Lofts at the Highlands.

1